Exhibit 10.30

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of the 21st day of August, 2007, by and between LendingClub Corporation, a Delaware corporation (the “Company”), and Renaud Laplanche (the “Executive”).

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth. The Executive shall be employed “at will” and the employment relationship between the Executive and the Company may be terminated by the Company or the Executive for any reason, or for no reason, at any time and with or without notice, subject to the Executive’s being paid for such benefits, if any, as to which he may be entitled under Section 7 below. The period commencing with the date of this Agreement and terminating on the last date on which the Executive is employed by the Company shall be referred to herein as the “Employment Period.”

2. Term of Agreement. The term of this Agreement shall be for an initial period of three (3) years from the Effective Date, and may be renewed for an additional period to be mutually determined by the parties hereto on the same terms and conditions as set forth herein.

3. Compensation. For performance of all services rendered under this Agreement, the Company shall pay the Executive a base salary at a gross annual rate of $200,000 in installments payable in accordance with the Company’s customary payroll practices but no less frequently than once each month. The Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations from time to time. The Executive shall receive a guaranteed bonus of $20,000 upon the public launch of the Company’s website. The Executive shall also be eligible for a merit bonus in such amount and payable at such time or times as the Board of Directors of the Company (the “Board”) may in its sole discretion determine. The Executive has a target bonus opportunity of twenty percent (20%) of the base salary, assuming achievement of a series of mutually agreed upon performance milestones set each fiscal year. The actual amount, if any, shall be determined by the Board in its sole discretion. The Executive shall receive a performance review on an annual basis, which will include a determination of potential adjustment of the Executive’s base salary, along with an assessment of the afore-mentioned merit bonus. The Board may also consider on an annual basis, a grant of stock incentives, including but not limited to incentive stock options, pursuant to the Company’s stock incentive plan, in recognition of the Executive’s performance for the preceding year. Nothing herein should be interpreted as a guarantee of a salary increase, merit bonus, or grant of stock incentives.

4. Duties. The Executive shall be employed as an executive of the Company, and shall have such duties as are assigned or delegated to him by the Board or its designee. The Executive shall devote his entire working time, attention and energy exclusively to the business of the Company and shall cooperate fully with the Board in the advancement of the best interests of the Company. The Executive agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement. The Executive agrees that the Executive will not serve as a director or the equivalent position of any company or entity, and will not render services of a business, professional or commercial nature to any other person or firm, without the prior written consent of the Board. If elected as a director of the Company, the Executive agrees to fulfill the duties of such offices without additional compensation.

5. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

6. Employee Benefits; Vacations. The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other similarly-situated executive officers of the Company. The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion. The Executive shall be entitled to paid vacations in accordance with the policies of the Company in effect from time to time, as determined by the Board.

7. Termination. Upon termination of the Executive’s employment, the Executive will be entitled to any earned but unpaid base salary and any Board-approved but unpaid bonus, as well as the following additional benefits:

(a) In the event that the Executive’s employment is terminated by the Company for reasons other than Cause (as such term is defined in Section 11 below) or in the event the Executive resigns his employment for Good Reason (as defined in Section 11 below), the Executive (i) will be provided a severance package with continuation of salary and benefits and, at the discretion of the Board, prorated bonus to the target level, for a period of six (6) months after the date of termination, subject to set off in the event that the Executive obtains other employment during such severance period, and (ii) shall be entitled to such vesting acceleration, if any, as may be provided under that certain Stock Restriction Agreement between the Executive and the Company executed as of the date hereof and attached hereto as Exhibit A, as the same may be amended from time to time.

(b) In the event that the Executive’s employment is terminated for Cause or by reason of his death or Disability (as such term is defined in Section 11 below) or the Executive resigns without Good Reason, the Executive will not be entitled to a severance package.

(c) Notwithstanding any termination of the Executive’s employment for any reason (with or without Cause), the Executive will continue to be bound by the provisions of the Confidentiality Agreement (as defined below).

(d) Notwithstanding the foregoing, or anything herein to the contrary, all payments and benefits provided pursuant to Section 7(a) shall be conditioned upon the Executive’s execution and non-revocation of a general release substantially in the form attached hereto as Exhibit B at the time of termination. The Executive’s refusal to execute a general release shall constitute a waiver by the Executive of any and all benefits referenced in Section 7(a). The Company will not be obligated to continue any such payments to the Executive under Section 7(a) in the event the Executive materially breaches the terms of this Agreement or the Confidentiality Agreement (as defined below).

8. Confidentiality and Invention Assignment Agreement. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of the Executive’s continued employment and in partial consideration for the execution of this Agreement, the Executive acknowledges and agrees that he continues to be bound by the confidentiality and invention assignment agreement he previously executed, a copy of which is attached hereto as Exhibit C (as the same may be amended from time to time, the “Confidentiality Agreement”).

9. Cooperation with the Company after Termination. Following termination of this Agreement for any reason (with or without Cause), the Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive’s services under this Agreement and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by the Executive for the benefit of the Company under this Agreement.

10. No Conflict. The Executive hereby represents and warrants to the Company that (a) this Agreement constitutes the Executive’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) during the Employment Period, he will not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder.

11. Definitions.

(a) The term “Cause” shall mean (i) the Executive’s continued failure or refusal to perform the Executive’s duties (other than as a result of physical or mental illness,

accident or injury) or any material breach of this Agreement or the Confidentiality Agreement by the Executive; (ii) dishonesty, misconduct or illegal conduct by the Executive in connection with the Executive’s employment with the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle) or any crime involving moral turpitude; or (iv) intentional and material damage to any of the Company’s material property; provided, however, in the case of clause (i) above, the Company shall be required to give the Executive thirty (30) calendar days prior written notice of its intention to terminate the Executive for Cause and the Executive shall have the opportunity during such thirty (30) day period to cure such event if such event is capable of being cured.

(b) The term “Disability” shall mean if the Executive is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 consecutive days or longer, or for an aggregate of 90 days during any twelve-month period.

(c) The term “Good Reason” shall mean (i) any material diminution in the Executive’s authority or responsibilities taken as a whole provided, however, that a change in job position (including any change in title) shall not be deemed a “material diminution” unless Purchaser’s new duties are substantially reduced from the prior duties; or (ii) any material breach by the Company of its obligations under this Agreement; provided that in any case the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason within thirty (30) days after the occurrence of the event that the Executive believes would constitute Good Reason, give the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company; and

(d) The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

12. Successors and Assigns; Entire Agreement; No Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributes and personal representatives. This Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements or understandings with respect thereto. The Executive may not assign this Agreement without the prior written consent of the Company.

13. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:	LendingClub Corporation 440 North Wolfe Road Sunnyvale, CA 94108

If to the Executive:	Renaud Laplanche 16712 Sheldon Road Los Gatos, CA 94085

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14. Changes; No Waiver; Remedies Cumulative. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its or his rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

15. Governing Law; Jurisdiction. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the State of California, without regard to the conflicts of law principles. Each party hereby submits himself and itself, for the sole purpose of this Agreement, the Confidentiality Agreement, and any controversy arising hereunder and thereunder, to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, in the State of California, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such court in the County of Santa Clara, in the State of California. Each party hereby agrees that service of process may be served on him or it by certified mail, return receipt requested, or overnight courier, sent to address of such entity listed in Section 13 above (or such other address as any such party notifies the others thereof by written notice). THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHTS TO HAVE A JURY TRIAL.

16. Severability. The Executive and the Company agree that should any provision of this Agreement be judicially determined invalid or unenforceable, that portion of this Agreement may be modified to comply with the law. The Executive and the Company further agree that the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its remaining provisions.

17. Execution of Other Agreements. The Confidentiality Agreement is hereby incorporated into this Agreement in its entirety and is made an integral part of this Agreement.

18. Headings: Counterparts. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche
Name:	Renaud Laplanche
Title:	CEO

EXECUTIVE:

/s/ Renaud Laplanche

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment’) is made and entered into as of December 26, 2008, by and among Renaud Laplanche (“Executive”) and LendingClub Corporation, a Delaware corporation (the “Company”).

R E C I T A L S

A. The Company and Executive are parties to that certain Employment Agreement between the Company and the Executive dated August 21, 2007 (the “Agreement’). All capitalized terms set forth herein shall (unless otherwise defined herein) have the meanings given to them in the Agreement.

B. The Company and Executive wish to clarify the terms of the Agreement by means of this Amendment to the Agreement.

A M E N D M E N T

NOW THEREFORE, the parties hereby agree as follows:

1. FIRST AMENDMENT TO AGREEMENT. The following language shall be added to the end of Section 3 (entitled “Compensation”):

Any bonus shall be paid no later than the later of (i) March 15 of the calendar year following the year with respect to which the bonus is earned or (ii) the fifteenth day of the third month following the end of the Company fiscal year with respect to which the bonus is earned.

2. SECOND AMENDMENT TO AGREEMENT. The following language shall be added to the end of subparagraph (a) of Section 7 (entitled “Termination”):

The Company will commence payment of the salary continuation described above on the first regular payroll date that is thirty (30) days following the Executive’s termination of employment, provided that prior to such date the release described below is effective at such time. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between the Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

3. THIRD AMENDMENT TO AGREEMENT. The following language shall be added as a new subparagraph (e) (after the current subparagraph (d)) of Section 7 (entitled “Termination”):

(e) For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with the Executive’s termination of employment constitute deferred compensation subject to Section 409A, and the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the Executive’s separation from service from the Company or (ii) the date of the Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive including, without limitation, the additional tax for which the Executive would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between the Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

4. FOURTH AMENDMENT TO AGREEMENT. The following language shall be deleted from the end of the definition of “Good Reason” in subparagraph (c) of Section 11 (entitled “Definitions”):

~~, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate Executive’s employment with the Company;~~

5. NO OTHER AMENDMENTS. Except as expressly set forth above, all of the terms and conditions of the Agreement remain in full force and effect.

6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same instrument.

COMPANY:	EXECUTIVE:

/s/ John Donavan	/s/ Renaud Laplanche
By:	Renaud Laplanche
Its: